Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Info:
Deirdre Skolfield, CFA
Director, Investor Relations
SYNNEX Corporation
(510) 668-3715
deirdres@synnex.com
lorib@synnex.com

SYNNEX Corporation Chief Financial Officer to Delay Retirement
Fremont, CA — November 12, 2012 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, announced today that Mr. Thomas Alsborg, the Company’s Chief Financial Officer, has revised his plans to retire from his position as Chief Financial Officer of SYNNEX to the earlier of May 31, 2013 or the appointment of a new Chief Financial Officer. Mr. Alsborg had previously indicated he planned to retire on or about November 30, 2012.
“We are actively and selectively evaluating candidates for this position,” stated Kevin Murai, President and Chief Executive Officer. “In the meantime, we have a deep bench of financial leadership within SYNNEX and are pleased to have the additional flexibility of Thomas’ decision to delay his retirement.”
About SYNNEX
SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 10,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and may be identified by terms such as believe, expect, may, will, provide, plan, anticipate, could and should and the negative of these terms or other similar expressions. These forward-looking statements, including statements regarding Mr. Alsborg’s planned retirement, are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to: Mr. Alsborg’s planned retirement, and other risks and uncertainties detailed from time to time in SYNNEX’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the three months ended August 31, 2012. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.
Copyright 2012 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

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